Exhibit 10.1

AMENDED AND RESTATED

LOAN AGREEMENT

by and among

DAYSTAR TECHNOLOGIES, INC.,

as the Company,

DAYSTAR SOLAR, LLC,

LC CAPITAL MASTER FUND, LTD

as the Purchaser,

and

LAMPE, CONWAY & CO., LLC

as Agent

Dated as of September 14, 2007

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	4.5	Consents.	23
5.		Conditions Precedent.	23
	5.1	Conditions to the Obligation of the Purchaser to Consummate the Closing.	23
	5.2	Conditions to the Obligation of the Company to Consummate the Closing.	25
6.		Certain Covenants and Agreements.	26
	6.1	Events of Default.	26
	6.2	Consummation of the Transaction.	30
	6.3	Waiver of Usury, Stay or Extension Laws.	30
	6.4	Undertaking for Costs.	31
	6.5	Payment of Principal and Interest.	31
	6.6	Existence.	31
	6.7	Payment of Taxes and Other Claims.	31
	6.8	Further Assurances; Additional Collateral.	31
	6.9	Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date.	32
	6.10	Matters Relating to Additional Real Property.	33
	6.11	Deposit Accounts, Securities Accounts and Cash Management Systems.	34
	6.12	Publicity.	34
	6.13	Required Approvals.	34
	6.14	Use of Proceeds.	34
	6.15	Expenses.	35
	6.16	Indebtedness.	35
	6.17	Liens and Related Matters.	35
	6.18	Contingent Obligations.	35
	6.19	Disposal of Assets.	36
	6.20	Name Change.	36
	6.21	Nature of Business.	36
	6.22	Restriction of Fundamental Changes.	36
	6.23	Change of Control.	37
	6.24	Distributions.	37
	6.25	Investments.	37
	6.26	Transactions with Affiliates.	37
	6.27	Wholly-Owned Subsidiaries.	37
	6.28	Post-Closing Covenants.	37
	6.29	Assets of DayStar Solar.	37
7.		Indemnification.	38
	7.1	By the Company.	38
	7.2	Claims.	38
	7.3	Payment of Claims.	39
	7.4	Non-Exclusivity.	39
8.		Agent	39
	8.1	Appointment.	39
	8.2	Rights of Agent.	40
	8.3	Administration of Collateral.	40
	8.4	Duties of Agent.	40
	8.5	Reliance by Agent.	41

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	8.6	Appointment of Sub-Agents.	41
	8.7	Resignation of Agents.	41
	8.8	Holder Non-Reliance.	42
	8.9	Indemnification.	42
	8.10	Holders.	42
	8.11	Action by Agent.	42
9.		Miscellaneous Provisions.	43
	9.1	Rights Cumulative.	43
	9.2	Pronouns.	43
	9.3	Notices.	43
	9.4	Captions.	44
	9.5	Severability.	44
	9.6	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	44
	9.7	Waiver.	45
	9.8	Assignment.	45
	9.9	Survival.	45
	9.10	Entire Agreement.	46
	9.11	Amendments.	46
	9.12	Reaffirmation of the Loan Documents.	46
	9.13	No Third Party Rights.	46
	9.14	Independent Nature of Holders’ Obligations and Rights.	46
	9.15	Counterparts.	47

iii	A&R Loan Agreement

AMENDED AND RESTATED

LOAN AGREEMENT

This AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is dated as of September 14, 2007 and is by and among DayStar Technologies, Inc., a Delaware corporation (the “Company”), DayStar Solar, LLC, a Colorado limited liability company (“DayStar Solar”), LC Capital Master Fund, Ltd. (the “Purchaser”) and Lampe, Conway & Co., LLC, a Delaware limited liability company, as the agent and collateral agent for the Holders (in such capacities, together with its successors and assigns in such capacities, “Agent”).

WHEREAS, the Company, Purchaser and Agent entered into that certain Loan Agreement dated June 15, 2007 (the “Original Agreement”) whereby Purchaser purchased from the Company a Secured Fixed-Rate Note in the aggregate principal amount of $4,000,000 due December 15, 2007 (such note or any note issued from time to time in substitution therefor pursuant to the Original Agreement or this Agreement, the “First Issued Note”);

WHEREAS, on June 21, 2007, Purchaser assigned a portion of the First Issued Note in principal amount of $1,000,000 to Millennium Fixed Income, L.P. (“Millennium”), and as of the date hereof, Purchaser and Millennium are the only Holders of First Issued Notes;

WHEREAS, the Company has requested that the deadline for consummating the Transaction under Section 6.2 of the Original Agreement be extended to December 15, 2007, and the Agent (acting on behalf of the Majority Holders) would like to agree to such request, subject to and in accordance with the terms and conditions hereinafter set forth; and

WHEREAS, the Company has offered to sell to Purchaser an additional Secured Fixed-Rate Note in aggregate principal amount of $5,000,000 due December 15, 2007 (such additional note or any note issued from time to time in substitution therefor pursuant to this Agreement, the “Second Issued Note”, and together with the First Issued Notes, the “Notes”, each a “Note”), and Purchaser has agreed to purchase such Second Issued Note, subject to and in accordance with the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto hereby amend and restate the Original Agreement and agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the following respective meanings:

“Additional Mortgage” has the meaning given thereto in Section 6.10.

“Additional Mortgaged Property” has the meaning given thereto in Section 6.10.

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Person, as such terms are used and construed under Rule 144.

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“Agent” has the meaning given thereto in the first paragraph hereof.

“Agreed Amount” has the meaning given thereto in Section 7.2(b).

“Applicable Law” means all laws, rules and regulations applicable to a Person, its Property or a transaction, as the case may be, including all applicable common law principles and all provisions of all applicable federal, state, local and foreign constitutions, treatises, codes, statutes, rules, regulations, orders and ordinances of any Governmental Authority; and writs, orders, judgments, injunctions and decrees of all courts and arbitrators.

“Applicable Price” means, with respect to any portion of the outstanding principal amount on the Note, an amount equal to 102.0% of such outstanding principal amount.

“Applicable Rate” means 10% per annum.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks and trust companies in New York, New York are authorized by law, regulation or executive order to remain closed.

“Capital Stock” means the capital stock or other equity interests of a Person.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the U.S. Treasury including treasury bills, notes and bonds, backed by the full faith and credit of the United States, (b) securities issued by corporations or agencies formed by the United States government, backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof, (c) certificates of deposit or bankers’ acceptances, including Eurodollar and Yankee issues, which have a rating from Standard & Poor’s rating service (“S&P”) of A or higher or Moody’s Investors Service, Inc. (“Moody’s”) of A2 or higher, (d) commercial paper, corporate bonds, medium term notes and euronotes issued by foreign or domestic entities with an S&P rating of A or P 1, as applicable, or higher or a Moody’s rating of A2 or A1, as applicable, or higher, (e) municipal notes with an S&P rating of P 1 or higher or a Moody’s investment grade rating of 1/S or higher, (f) municipal bonds with an S&P or Moody’s rating of AAA, (g) taxable and tax advantaged auction rate securities with an S&P rating of A2 or higher or a Moody’s rating of A or higher and tax free auction rate securities with an S&P or Moody’s rating of AAA, (h) money market funds invested in any of the assets listed in clauses (a) – (g), and (i) repurchase obligations relating to any of the assets listed in clauses (a) – (g).

“Change of Control” means any of the following events: (a) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (b) the Company shall fail to beneficially own, directly or indirectly, 100% of the outstanding equity of any of its Subsidiaries, on a fully diluted basis, (c) in connection with any merger, acquisition, restructuring or similar

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transaction (including any transaction of the type described in Section 6.22), the composition of the Board (as measured by voting power) shall change by 50% or more, (d) the consolidation or merger of any Grantor pursuant to which such party’s common stock (or other Capital Stock) would be converted into cash, securities or other Property, other than a merger or consolidation of the Grantors (i) with or into a Person who, with the consent of Collateral Agent (acting at the direction of the Majority Holders), becomes a Grantor hereunder, or (ii) with or into another Grantor, (e) a “change in control” as defined in any document governing Indebtedness (in excess of $1,000,000) of any Grantor that is not a natural person that gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.

“Claim Notice” has the meaning given thereto in Section 7.2(a).

“Claimed Amount” has the meaning given thereto in Section 7.2(a).

“Closing” shall have the meaning given thereto in Section 2.3.

“Closing Date” means the date on which the Closing shall occur.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are, or are purported to be, granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means the Agent.

“Collateral Documents” means the Security Agreement, the Mortgages and all other instruments or documents delivered by the Company pursuant to this Agreement or any of the other Loan Documents in order to grant the Collateral Agent, on behalf of the Secured Parties, a Lien on any real, personal or mixed property of the Company as security for the Note, in each case including any financing statements, notices and the like filed, recorded or delivered in connection therewith.

“Company” has the meaning given thereto in the first paragraph hereof.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any acceptance, letter of credit or surety bond or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect Guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through

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any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Hedge Agreement shall be determined pursuant to the definition of “Swaps”. The amount of any other Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Control Agreement” means (a) an agreement which satisfies the requirements of “control” in favor of the Collateral Agent (on behalf of the Holders) over a Deposit Account, Security Account, investment property, electronic chattel paper or letter-of-credit rights, in each case within the meaning of the UCC, or (b) a similar agreement or arrangement, as applicable, with respect to Deposit Accounts or Security Accounts maintained outside the United States by a Grantor with respect to which a Lien or similar right may be granted under applicable law.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“DayStar Solar” has the meaning given thereto in the first paragraph hereof.

“Deposit Accounts” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company or as otherwise defined in the UCC.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, grant of restriction, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Electronic Notice” shall have the meaning given thereto in Section 9.3(a).

“Environmental Protection Laws” means any law, statute or regulation enacted by any jurisdiction in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing or transporting of hazardous or toxic substances, and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

“Event of Default” has the meaning given thereto in Section 6.1(a).

“Existing Liens” means the Liens existing on the date hereof that are described on Schedule 6.17.

“Financial Statements” shall have the meaning given thereto in Section 3.4.

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“First Issued Note” has the meaning given thereto in the recitals hereto.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to the Security Agreement, that (i) such Lien is perfected and has priority over any other lien on such Collateral (other than Permitted Liens) and (ii) such Lien is the only Lien (other than Permitted Liens) to which such Collateral is subject.

“GAAP” shall have the meaning given thereto in Section 3.4.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Grantors” means the Company and each Subsidiary Guarantor, each of the Grantors individually being a “Grantor”.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(i) to purchase such indebtedness or obligation or any property constituting security therefor;

(ii) to advance or supply funds (x) for the purchase or payment of such indebtedness or obligation, or (y) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(iii) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(iv) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

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In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, and not entered into for speculative purposes.

“Holders” means collectively the Purchaser, each of its Transferees from time to time (including Millennium) and each Transferee from time to time (if any) of any other Holder. Each of the Holders individually is herein referred to as a “Holder”.

“Indebtedness” means, as applied to any Person, all indebtedness for borrowed money, whether current or funded, or secured or unsecured.

“Indemnified Party” has the meaning given thereto in Section 7.2(b).

“Indemnifying Party” has the meaning given thereto in Section 7.2(b).

“Intellectual Property” has the meaning given thereto in Section 3.13.

“Interest Payment Date” means the fifteenth (15th) day of each month.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.

“Interests” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Company or any of its Subsidiaries of, or of a beneficial interest in, any Interests of any other Person (including any Subsidiary of the Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Company from any Person other than the Company or any of its Subsidiaries, of any equity Interests of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Company or its Subsidiaries and deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Company and its Subsidiaries) or other extension of credit or capital contribution (by means of any transfer of cash or other Property to others or any payment for Property or services for the account or use of others) by the Company or any of its

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Subsidiaries to any other Person (other than a Wholly-Owned Subsidiary of the Company that is a Grantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment) plus, in the case of Interest Rate Agreements or Currency Agreements, the obligations thereunder as determined pursuant to the definition of “Swaps”.

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreements.

“Landlord Consent, Estoppel and Collateral Access Agreement”, with respect to any Material Leasehold Property, means a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to the Collateral Agent, pursuant to which such lessor agrees, for the benefit of the Collateral Agent, (a) that without any further consent of such lessor or any further action on the part of the Company or Subsidiary holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if the Collateral Agent, the Purchaser, or an Affiliate of either so acquires such Leasehold Property), (b) that such lessor shall not terminate such lease as a result of a default by the Company or its Subsidiary thereunder without first giving the Collateral Agent notice of such default and at least 30 days (or, if such default cannot reasonably be cured by the Collateral Agent within such period, such longer period as may reasonably be required) to cure such default, (c) that the Collateral Agent and/or its designated representatives may have access to all Collateral located on the Leasehold Property during reasonable business hours, that such lessor will not to hinder the Collateral Agent or any such representatives in enforcing the Collateral Agent’s or the Secured Parties’ remedies with respect to the Collateral and that such lessor waives any rights, claims, interest or liens with respect to such Collateral and (d) to such other matters relating to such Leasehold Property as the Collateral Agent may reasonably request.

“Leasehold Property” means any leasehold interest of the Company or its Subsidiaries as lessee under any lease of real property.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances that do not materially detract from the value of the property or materially impair the operations of the Company or materially interfere with the use of such property or asset or (c) those relating to Indebtedness incurred prior to the date hereof and any replacement thereof.

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“Loan Documents” means, collectively, this Agreement, each of the Notes, the Subsidiary Guaranty executed by DayStar Solar, the Security Agreement and any other document delivered in connection therewith.

“Losses” has the meaning given thereto in Section 7.1.

“Majority Holders” means Holders of at least a majority in principal amount of the Outstanding Notes.

“Material Adverse Effect” means any material adverse change in or effect on: (x) the business, condition (financial or otherwise), assets, liabilities, operations, management, performance, properties, or prospects of any Grantor, (y) the ability of each Grantor to perform its obligations under the Loan Documents or (z) the ability of the Purchaser or the Agent to enforce the Loan Documents; provided that notwithstanding anything contained in this definition, no event disclosed in the Company’s public filings with the SEC prior to May 18, 2007, shall constitute a Material Adverse Effect (to the extent the scope of such disclosures accurately reflect the magnitude of such condition or liability).

“Material Leasehold Property” means a Leasehold Property reasonably determined by the Collateral Agent to be of material value as Collateral or of material importance to the operations of the Company or any of its Subsidiaries; provided, however, no Leasehold Property with respect to which the aggregate amount of all rents payable during any one Fiscal Year never exceeds $100,000 shall be a “Material Leasehold Property”.

“Material Subsidiary” means any Subsidiary of the Company that owns Property with a fair market value of more than $100,000.

“Maturity Date” means the date that is six months from the date hereof.

“Monthly Period” means a period beginning on an Interest Payment Date and ending on the date that is one day before the next consecutive Interest Payment Date.

“Mortgage” means (a) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Grantor, in such form as is reasonably satisfactory to the Collateral Agent, in such case with such changes thereto as may be recommended by the Collateral Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices, or (b) at the Collateral Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to the Collateral Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. “Mortgages” means all such instruments, including any Additional Mortgages, collectively.

“Non-U.S. Subsidiary” means any Subsidiary of the Company that is not a U.S. Subsidiary.

“Note” and “Notes” have the meaning given thereto in the recitals hereto.

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“Note Sale Proceeds” means the proceeds from the sale of the Note contemplated by this Agreement and any interest accrued on such proceeds.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to the Collateral Agent, the Agent, the Purchaser or any of them under the Loan Documents, whether for principal, interest, prepayment premium, fees, expenses, indemnification or otherwise.

“Outstanding Notes” means all Notes issued and outstanding on the date of determination.

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“Perfection Certificate” means an Officers’ Certificate of the Company in form and substance approved by the Collateral Agent, completed and with the schedules and attachments contemplated thereby.

“Permitted Dispositions” means (a) sales or other dispositions of equipment (as the term is defined in the UCC) that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of inventory (as the term is defined in the UCC) to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, and (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

“Permitted Indebtedness” means (i) the Obligations and (ii) purchase money security interest financing and Capitalized Leases, collectively not to exceed in aggregate $200,000 per annum and made in the ordinary course of business.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.7; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) judgment liens that do not give rise to an Event of Default under this Agreement; (e) Existing Liens; and (f) Liens arising in connection with Permitted Indebtedness, provided that, to the extent that any Permitted Indebtedness is a Capitalized Lease or a purchase money obligation, no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Permitted Indebtedness.

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“Person” (whether or not capitalized) means an individual, entity, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“Property” or “Properties” means, unless otherwise specifically limited, real, personal or mixed assets or property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” has the meaning given thereto in the first paragraph hereof.

“Purchaser Indemnitee” and “Purchaser Indemnitees” have the meaning given thereto in Section 7.1.

“Real Property Asset” means, at any time of determination, any interest then owned (whether in fee, leasehold or otherwise) by any Grantor in any real property.

“Remaining Excess Draw Amount” means, for any Monthly Period, (x) $500,000 minus (y) the aggregate amount of Note Sale Proceeds withdrawn by the Company in accordance with Section 6.14 (commencing on the date hereof) in excess of $1,200,000 per Monthly Period.

“Response Notice” has the meaning given thereto in Section 7.2(b).

“Rights” has the meaning given thereto in Section 3.13.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor or substitute rule, law or provision.

“SEC” means the Securities and Exchange Commission.

“Second Issued Note” has the meaning given thereto in the recitals hereto.

“Secured Parties” is defined in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Securities Accounts” has the meaning given thereto in the UCC.

“Security Agreement” means the Security Agreement by and between the Company and the Purchaser, in substantially the form attached hereto as Exhibit D.

“Solvency Certificate” is defined in Section 5.1(j).

“Solvent”, with respect to any Person, means that as of the date of determination both (i) the aggregate value of all the tangible and intangible assets and properties of such Person at their respective present estimated fair saleable values is (1) greater than the total amount of liabilities of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s presently existing debts as they become due considering all financing alternatives and potential asset sales reasonably available to such Person or anticipated;

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(ii) such Person’s capital is not, after taking into account the proceeds of anticipated future debt and equity financings and the practices of venture capital backed companies, unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means DayStar Solar and each other Person that has executed and delivered the Subsidiary Guaranty (whether as an original signatory thereto or pursuant to a Subsidiary Guaranty Joinder).

“Subsidiary Guaranty” means a Subsidiary Guaranty in form and substance satisfactory to the Collateral Agent.

“Subsidiary Guaranty Joinder” shall mean the Joinder Agreement to the Subsidiary Guaranty in form and substance satisfactory to the Collateral Agent.

“Swaps” means, with respect to any Person, payment obligations with respect to Interest Rate Agreements, Hedge Agreements and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of the Loan Documents, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority, including information returns, any documents with respect to accompanying payments of estimated Taxes, or with respect to or accompanying requests for extensions of time in which to file any such return, report, document, declaration or other information.

“Taxes” means “any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social

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security, retirement, unemployment, occupation, use, goods and services, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Internal Revenue Service or any taxing authority (whether state, county, local or foreign) (each, a “Taxing Authority”), including any interest, fines, penalties or additional amounts attributable to or imposed upon any such taxes or other assessments.

“Taxing Authority” has the meaning given thereto in the definition of the term “Taxes” in this Section 1.

“Transaction” means an equity financing through which the Company intends to raise not less than $25,000,000.

“Transaction Proceeds” has the meaning given thereto in Section 2.5(b).

“Transferee” has the meaning given thereto in Section 9.8.

“UCC” means the Uniform Commercial Code, as adopted in the State of New York, as amended or supplemented from time to time or, if the context hereof requires, any other applicable law or regulation of any other state or of any foreign jurisdiction in which the Collateral agent obtains or has the right to obtain an enforceable (and “perfected”) Lien on any Collateral.

“U.S. Subsidiary” means any Subsidiary of the Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

2. GENERAL.

2.1 Authorization of the Second Issued Note; Acknowledgement of Note Obligations.

(a) Authorization of Second Issued Note. The Company has authorized the issue and sale of the Second Issued Note, a form of which is attached as Exhibit B.

(b) Acknowledgement of Note Obligations. The Company hereby acknowledges that all of its obligations and duties under this Agreement with regard to the Notes apply with respect to all Notes, whether First Issued Notes or Second Issued Notes.

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2.2 Sale and Purchase of Second Issued Note.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, on the date hereof, a Second Issued Note in the principal amount specified opposite the Purchaser’s name in Exhibit A at the purchase price of 100% of the principal amount thereof.

2.3 Closing.

The sale and purchase of the Second Issued Note shall occur at the offices of Milbank, Tweed, Hadley & McCloy, LLP, 1 Chase Manhattan Plaza, New York, New York, at 10:00 a.m., Eastern Standard time, on the date hereof (the “Closing”). At the Closing, the Company will deliver to the Purchaser the Second Issued Note to be purchased by the Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as the Purchaser may request) dated the Closing Date and registered in the Purchaser’s name (or in the name of its nominee), against delivery by the Purchaser to the Company or its order of the aggregate amount of the purchase price therefor, which will be paid by immediately available funds by wire transfer for the account of the Company designated by the Company for receipt of such wire transfer.

2.4 Interest.

(a) Interest Rates. Except as provided in clause (b) below, (x) the Company shall pay interest on the unpaid principal amount of each First Issued Note owing to the Holder of such Note from the date of the Original Agreement until such principal amount shall be paid in full at the Applicable Rate, and (y) the Company shall pay interest on the unpaid principal amount of each Second Issued Note owing to the Holder of such Note from the date hereof until such principal amount shall be paid in full at the Applicable Rate, in each case payable monthly in immediately available funds.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default, the Company shall pay interest on the amount of all Obligations owing as of the end of each day at a per annum rate equal to 2 percentage points above the Applicable Rate, unless Agent or Majority Holders waive such interest rate adjustment in writing.

(c) Payment. At any time that Obligations are outstanding, interest shall be due and payable, and the Company shall pay interest, in arrears, on each Interest Payment Date (subject to Section 2.6(a)). Any interest not paid when due shall be compounded and shall accrue interest at the rate then applicable to Obligations under Sections 2.4(a) or 2.4(b).

(d) Payment Dates. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

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(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Company, the Purchaser and Agent, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5 Maturity; Prepayment.

(a) Maturity. On the Maturity Date, the Company shall pay all outstanding principal at the Applicable Price plus all accrued and unpaid interest on the Notes.

(b) Mandatory Prepayment.

(i) Upon the consummation of the Transaction or any other financing occurring after the Closing Date (other than the exercise of currently outstanding warrants), the Company shall use the proceeds from the Transaction or such other financing (the “Transaction Proceeds”), before using the Transaction Proceeds for any other purpose, to prepay all outstanding principal at the Applicable Price plus all accrued and unpaid interest on the Notes. To the extent that the Transaction Proceeds are not sufficient to prepay fully all outstanding principal at the Applicable Price and all accrued and unpaid interest on the Notes, the Transaction Proceeds shall first be used to pay all accrued and unpaid interest on the Notes before being used to prepay the principal at the Applicable Price.

(ii) Notwithstanding the provisions of this Section 2.5(b) or of Section 2.5(b) of the Original Agreement, (x) no mandatory prepayment is required solely by virtue of the Company’s sale of the Second Issued Notes contemplated herein and (y) none of the Note Sale Proceeds shall constitute Transaction Proceeds.

(c) Optional Prepayment. At any time, Company may prepay the outstanding principal on the Notes, in whole or in part, in increments of not less than $100,000, at the Applicable Price, provided that the Company shall also pay or have paid all accrued and unpaid interest then payable on the Notes.

2.6 Apportionment and Application.

(a) Except as otherwise provided in the Loan Documents, aggregate principal and interest payments shall be apportioned ratably among the Holders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Holder). All such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

(i) first, to pay any expenses or indemnification (including, but not limited to, any amounts due under Section 6.15 or Section 7) then due to Agent or any Holder under the Loan Documents, until paid in full,

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(ii) second, to pay interest due in respect of the Notes until paid in full,

(iii) third, to pay all principal amounts then due and payable with respect to the Notes until paid in full,

(iv) fourth, to the Company or such other Person entitled thereto under applicable law.

(b) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.6 shall not apply to any payment made by the Company to Holders or Agent and specified by the Company to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(c) In the event of a direct conflict between the priority provisions of this Section 2 and any similar other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2 shall control and govern.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser, as of the date hereof and except as set forth on the disclosure schedule furnished by the Company to the Purchaser (the “Disclosure Schedule”) attached hereto, as follows:

3.1 Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or the character of the property owned by it makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect. The Company has all requisite corporate power and authority to carry on its business as now conducted and to carry out the transactions contemplated hereby. The Company is not in violation of any of the provisions of its Certificate of Incorporation (or other charter document) or By-laws.

3.2 Capitalization. The authorized capital stock of the Company consists of (i) 60,000,000 shares of Common Stock, of which 15,197,562 shares were outstanding as of the date hereof, and (ii) 3,000,000 shares of preferred stock, none of which were outstanding as of the date hereof. All shares of the Company’s issued and outstanding capital stock have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable. Except as set forth in Schedule 3.2 to the Disclosure Schedule, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be

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issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. The issuance and sale of the Second Issued Note will not obligate the Company to issue or sell shares of Common Stock or other securities to any Person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

3.3 Authorization. All corporate action on the part of the Company, its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated herein and therein, has been taken. When executed and delivered by the Company, each of this Agreement and the other Loan Documents shall constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Company has all requisite corporate power and authority to enter into this Agreement and the Loan Documents and to carry out and perform its obligations under their respective terms.

3.4 Financial Statements. The Company has delivered to the Purchaser its audited financial statements (balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows, including notes thereto) for the fiscal year ended December 31, 2006, and its unaudited financial statements (balance sheet, income statement and statement of cash flows) for the three months ended June 30, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other (“GAAP”), except that the unaudited Financial Statements do not contain footnotes required by GAAP. The Financial Statements are accurate and complete in all material respects, are consistent with the books and records of the Company (which in turn are accurate and complete in all material respects) and fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements or as disclosed in Schedule 3.4, the Company does not have any material liabilities (whether or not required to be disclosed in accordance with GAAP) arising out of transactions entered into at or prior to the Closing other than (i) liabilities and obligations that have arisen after December 31, 2006, in the ordinary course of business and consistent with past practice of the Company and (ii) obligations under contracts and commitments incurred in the ordinary course of business and consistent with past practice of the Company that would not be required to be reflected in Financial Statements prepared in accordance with GAAP which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company and (iii) except as otherwise reflected in the Financial Statements. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

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3.5 Consents. All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution or delivery of, or the performance of the obligations under, this Agreement and the Loan Documents, and the consummation of the transactions contemplated herein and therein, have been obtained and will be effective as of the date hereof. The execution and delivery by the Company of this Agreement and the Loan Documents, the consummation of the transactions contemplated herein and therein, and the issuance of the Second Issued Note do not require the consent or approval of the stockholders of, or any lender to, the Company.

3.6 No Conflict; Compliance With Laws.

(a) The execution, delivery and performance by the Company of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Second Issued Note, do not and will not (i) conflict with or violate any provision of the Certificate of Incorporation (or other charter documents) or By-laws of the Company, (ii) breach, conflict with or result in any violation of or default (or an event that with notice or lapse of time or both would become a default) under, or give rise to a right of termination, amendment, acceleration or cancellation (with or without notice or lapse of time, or both) of any obligation, contract, commitment, lease, agreement, mortgage, note, bond, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets are bound, or (iii) result in a violation of any statute, law, rule, regulation, order, ordinance or restriction applicable to the Company or any of its properties or assets, or any judgment, writ, injunction or decree of any court, judicial or quasi-judicial tribunal applicable to the Company or any of its properties or assets.

(b) The Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties or assets is bound (whether or not such default or violation has been waived), nor is it (ii) in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as does not, and could not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Brokers or Finders. The Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement or the Loan Documents, and the Company has not incurred, nor shall it incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Loan Documents, or any transaction contemplated hereby or thereby.

3.8 Absence of Litigation. There are no pending or, to the knowledge of any senior management person at the Company, threatened actions, suits, claims, proceedings or investigations against or involving the Company.

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3.9 No Undisclosed Liabilities; Indebtedness.

(a) Except as reflected or reserved against in the Financial Statements or as otherwise disclosed in Schedule 3.9(a), there are no liabilities against, relating to or affecting the Company or its assets and Properties, other than liabilities incurred in the ordinary course of business consistent with past practice that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Set forth on Schedule 3.9(b) of the Disclosure Schedules is a true and complete list of all Indebtedness of each Grantor outstanding immediately prior to the Closing that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness. Except as disclosed in Schedule 3.9(b) of the Disclosure Schedules, the Company is not in default, and no waiver of default is currently in effect, in the performance of any agreements related to, or in the payment of any principal or interest on, any Indebtedness and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(c) Set forth on Schedule 3.9(c) of the Disclosure Schedules is a true and complete list of all Contingent Obligations of each Grantor outstanding immediately prior to the Closing that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate amount of such Contingent Obligations. Neither the Company nor any Subsidiary is in default under, and no waiver of default is currently in effect with respect to, any Contingent Obligations or agreements related thereto. No event or condition exists with respect to any Contingent Obligations of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Contingent Obligations to become fixed, due and payable.

(d) Except as set forth on Schedule 3.9(d) of the Disclosure Schedules and as set forth herein, the Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien.

3.10 Contracts. The Company’s material contracts, agreements, instruments and other documents are legal, valid, binding and in full force and effect and are enforceable by the Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

3.11 Title to Assets. The Company has good and marketable title to all real and personal property owned by it that is material to the business of the Company, in each case free and clear of all Liens, except those, if any, reflected in the Financial Statements or incurred in the ordinary course of business consistent with past practice. Any real property and facilities held under lease by the Company are held by it or them under valid, subsisting and enforceable leases (subject to laws of general application relating to bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and other equitable remedies) with which the Company is in compliance in all material respects.

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3.12 Labor Relations. No labor or employment dispute exists or, to the knowledge of the Company, is imminent or threatened, with respect to any of the employees or consultants of the Company that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.13 Intellectual Property. The Company is the sole and exclusive owner of, or, to the Company’s knowledge, has the exclusive right to use, all right, title and interest in and to all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands, copyrights (whether or not registered and, if applicable, including pending applications for registration) and other proprietary rights or information, owned or used by the Company (collectively, the “Rights”), and in and to each material invention, software, trade secret, and technology used by the Company (the Rights and such other items, the “Intellectual Property”), and, to the Company’s knowledge, the Company owns and has the right to use the same, free and clear of any claim or conflict with the rights of others (subject to the provisions of any applicable license agreement). There have been no written claims made against the Company asserting that any of the operation of the Company’s business or any activity by the Company, or manufacture, sale, offer for sale, importation, and/or use of any Company product infringes or violates the rights of others in or to any Intellectual Property or constitutes a misappropriation of any subject matter of any Intellectual Property of any Person or that any of the Intellectual Property is invalid or unenforceable, and, to the Company’s knowledge, there are no reasonable grounds for any such claims. Schedule 3.13(a) contains a true and complete list of the Company’s issued patents and other registered Intellectual Property. Schedule 3.13(b) contains a true and complete list of all patent applications currently on file or intended to be filed within the next six (6) months by the Company.

3.14 Subsidiaries; Joint Ventures. Other than DayStar Solar, the Company has no subsidiaries and (i) does not otherwise own or control, directly or indirectly, any other Person and (ii) does not hold equity interests, directly or indirectly, in any other Person. The Company is not a participant in any joint venture, partnership, or similar arrangement material to its business.

3.15 Taxes. The Company has filed (or has had filed on its behalf), will timely file or will cause to be timely filed, or has timely filed for an extension of the time to file, all Tax Returns required by applicable law to be filed by it prior to or as of the date hereof, and such Tax Returns are, or will be at the time of filing, true, correct and complete in all material respects. The Company has paid (or has had paid on its behalf) or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established in accordance with United States generally accepted accounting principles on or before the date hereof an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the date hereof. There are no claims or assessments pending against the Company for any material alleged deficiency in any Tax, and the Company has not been notified in writing of any material proposed Tax claims or assessments against the Company. Other than as set forth on Schedule 3.15, no Tax Return of the Company is or has been the subject of an examination by a Taxing Authority. The Company has withheld from each payment made to any of its past or present employees, officers and

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directors, and any other person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper Taxing Authority within the time required by law.

3.16 Pensions and Benefits. Except as set forth on Schedule 3.16 of the Disclosure Schedule, the Company does not maintain any compensation or benefit plan, agreement, arrangement or commitment (including, but not limited to, “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), for any present or former employees, officers or directors of the Company or with respect to which the Company has liability or has an obligation to make contributions.

3.17 Securities Regulations. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No consent, license, permit, waiver, approval or authorization of, or designation, declaration, registration or filing with, the SEC or any state securities regulatory authority is required in connection with the offer, sale, issuance or delivery of the Second Issued Note.

3.18 Material Changes. Except as set forth on Schedule 3.18 to the Disclosure Schedule, since June 30, 2007, the Company has conducted its business only in the ordinary course, consistent with past practice, and since such date there has not occurred: (i) a Material Adverse Effect; (ii) any amendments or changes in the charter documents or by-laws of the Company; (iii) any: (A) incurrence, assumption or guarantee by the Company of any debt for borrowed money other than (1) equipment leases made in the ordinary course of business, and (2) any such incurrence, assumption or guarantee with respect to an amount of $10,000 or less; (B) issuance or sale of any securities convertible into or exchangeable for securities of the Company other than to directors, employees and consultants pursuant to existing equity compensation or stock purchase plans of the Company; (C) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, securities of the Company or any securities convertible into or exchangeable for any such securities, other than options issued to directors, employees and consultants in the ordinary course of business, consistent with past practice; (D) issuance or sale of any stock, bond or other corporate security other than equity securities to directors, employees and consultants pursuant to existing equity compensation or stock purchase plans of the Company; (E) declaration or making of any payment or distribution to stockholders or purchase or redemption of any share of its capital stock or other security other than to or from directors, officers and employees of the Company as compensation for or in connection with services rendered to the Company or for reimbursement of expenses incurred on behalf of the Company; (F) sale, assignment or transfer of any of its intangible assets except in the ordinary course of business, consistent with past practice, or cancellation of any debt or claim except in the ordinary course of business, consistent with past practice; (G) waiver of any right of substantial value whether or not in the ordinary course of business; (H) material change in officer compensation; or (I) other commitment (contingent or otherwise) to do any of the foregoing; (iv) any creation, sufferance or assumption by the Company of any Lien on any asset or any making of any loan, advance or capital contribution to or investment in any Person, in an aggregate amount which exceeds $10,000 outstanding at any time; (v) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any material contract, license, lease, transaction, commitment or other right or obligation, other than in the ordinary course of business, consistent with past practice; or (vi) any transfer or grant of a material right with respect to the intellectual property owned or licensed by the Company.

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3.19 Regulatory Permits. The Company possesses all certificates, approvals, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their businesses as currently conducted, except where the failure to possess such permits does not, and could not have, individually or in the aggregate, a Material Adverse Effect (the “Material Permits”), and the Company has not received any written notice of proceedings relating to the revocation or modification of any Material Permits.

3.20 Transactions with Affiliates and Employees. Except as set forth on Schedule 3.20 to the Disclosure Schedule hereto, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction or agreement with the Company (other than for services as employees, officers and directors or severance agreements related to prior service) exceeding $60,000, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, agent or partner.

3.21 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for the business in which the Company is engaged. The Company has no reason to believe that it will not be able to renew existing insurance coverage for itself as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary or appropriate to continue business.

3.22 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorizations; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.23 Solvency.

(a) The Company is and will remain Solvent after giving effect to the transactions contemplated by this Agreement.

(b) The Company is and, upon the occurrence of any obligations that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known and contingent liabilities) as they mature in the normal course of business on any date on which this representation is made, will be, Solvent.

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(c) No transfer of Property is being made by the Company and no obligation is being incurred by the Company in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of the Company.

3.24 Environmental Compliance. The Company is not in violation of any applicable statute, law or regulation (including any applicable Environmental Protection Laws) relating to the environment or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.25 Ranking of Notes. The Notes are senior secured indebtedness, ranking pari passu with the future senior indebtedness of the Company.

3.26 Disclosure. The Company understands and confirms that the Purchaser will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement and the other Loan Documents, and in the securities of the Company after the Closing. All disclosure provided to the Purchaser regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement furnished by or on behalf of the Company, taken as a whole is true and correct and does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.

3.27 Deposit Accounts; Securities Accounts. Set forth on Schedule 3.27 is a listing of all of the Grantors’ Deposit Accounts and Securities Accounts as of the Closing Date, including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person, and (c) the relevant Grantor or Grantors.

3.28 Accounts and Notes Receivable. Except as set forth in Schedule 3.9(a) of the Disclosure Schedules, all the accounts receivable and notes receivable owing to the Company as of the date hereof are set forth on Schedule 3.28 of the Disclosure Schedules and constitute valid and enforceable claims (without any previously exercised rights of set off or compromise) arising from bona fide transactions in the ordinary course of business, consistent with past practice, and there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof. Except as provided on Schedule 3.28 of the Disclosure Schedules, there is (i) no account debtor or note debtor delinquent in its payment by more than ninety days; (ii) no account debtor or note debtor that has refused (or threatened to refuse) to pay its obligations for any reasons; (iii) no account debtor or note debtor that is insolvent or bankrupt other than as set forth on Schedule 3.28 of the Disclosure Schedules and (iv) no account receivable or note receivable which is hypothecated or pledged to any person (except in connection with the Notes) by the Company or any of its Subsidiaries.

3.29 Perfection Certificate. The information contained in the Perfection Certificate remains true, complete and correct as of the date thereof.

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4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants, severally (as to itself) and not jointly, to the Company as follows:

4.1 Authorization. All action on the part of the Purchaser and, if applicable, its officers, directors, managers, members, shareholders and/or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, has been taken. When executed and delivered, each of this Agreement and the other Loan Documents to which it is a party will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Purchaser has all requisite corporate power and authority to enter into each of this Agreement and the other Loan Documents to which it is a party, and to carry out and perform its obligations under the terms hereof and thereof.

4.2 Investor Status; Etc. The Purchaser certifies and represents to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring the Second Issued Note. The Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.

4.3 No Conflict. The execution and delivery by the Purchaser of this Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default by the Purchaser (with or without notice or lapse of time, or both) under any provision of the organizational documents of the Purchaser.

4.4 Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.5 Consents.

All consents, approvals, orders and authorizations required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the date hereof.

5. CONDITIONS PRECEDENT.

5.1 Conditions to the Obligation of the Purchaser to Consummate the Closing. The obligation of the Purchaser to consummate at the Closing the purchase and payment for the Second Issued Note is subject to the satisfaction (or waiver by the Purchaser) of the following conditions precedent:

(a) The representations and warranties of the Company contained herein shall be true and correct on and as of the date hereof. The Company shall have performed or complied with all obligations and conditions herein required to be performed or complied with by the Company on or prior to the date hereof.

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(b) No proceeding challenging this Agreement or the other Loan Documents, or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official or shall be pending against or involving the Company.

(c) The sale of the Second Issued Note to the Purchaser shall not be prohibited by any law, rule, governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or with any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(d) All instruments and corporate proceedings of the Company in connection with the transactions contemplated by this Agreement and the Loan Documents shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies (executed or certified, as may be appropriate) of all documents which any Purchaser may have reasonably requested in connection with such transactions.

(e) The Purchaser shall have received from Goodwin Procter LLP, special counsel to the Company, an opinion addressed to Agent and the Purchaser, dated the Closing Date and substantially in the form of Exhibit C hereto.

(f) Each of the Loan Documents (other than this Agreement and the Second Issued Note) continues to constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(g) The Purchaser shall have received from the Company an original Second Issued Note in the original principal amount set forth opposite the Purchaser’s name on Exhibit A hereto.

(h) The Company shall have delivered, in form and substance satisfactory to the Purchaser, a certificate dated the Closing Date and signed by the secretary or another appropriate executive officer of the Company, certifying (i) that attached (A) certified copy of the Certificate of Incorporation, (B) certified good standing certificate from the Secretary of State or equivalent of the jurisdiction of its organization, (C) the By-Laws and (D) resolutions of the Board approving this Agreement and the Loan Documents, in each case, are true, complete and correct and remain in full force and effect as of the date hereof, and (ii) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, the Loan Documents and any other document delivered in connection herewith on behalf of the Company.

(i) DayStar Solar shall have delivered, in form and substance satisfactory to the Purchaser, a certificate dated the Closing Date and signed by the secretary or another appropriate executive officer of the Company, certifying (i) that attached (A) certified copy of the Certificate of Formation, (B) certified good standing certificate from the Secretary of State or equivalent of the jurisdiction of its organization, (C) its operating agreement and (D)

24	A&R Loan Agreement

resolutions of the Board approving this Agreement and the Loan Documents, in each case, are true, complete and correct and remain in full force and effect as of the date hereof, and (ii) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, the Loan Documents and any other document delivered in connection herewith on behalf of the Company.

(j) The Company shall deliver to the Purchaser, a certificate in form and substance satisfactory to the Purchaser, dated the Closing Date and signed by the Company’s chief executive officer, certifying that (i) the representations and warranties of the Company contained in Section 3 hereof are true and correct in all respects on the Closing Date and (ii) the Company has performed and complied with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Company on or before the Closing Date.

(k) The Purchaser shall have received an Officer’s Certificate duly executed by the chief executive officer and chief financial officer of the Company in substantially the form of Exhibit E (a “Solvency Certificate”) to the effect that (a) the Company and its Subsidiaries will be Solvent upon the consummation of the transactions contemplated herein and in the other Loan Documents; and (b) containing such other statements with respect to the solvency of the Company and matters related thereto as the Purchaser shall reasonably request.

(l) The Collateral Agent shall have received evidence satisfactory to it that the Company shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of the Collateral Agent, desirable in order to maintain in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority security interest in the entire personal and mixed property Collateral.

(m) The Company shall have reimbursed to the Purchaser the cost and expenses of the Purchaser, including but not limited to the reasonable fees and out-of-pocket expenses of Purchaser’s legal counsel.

5.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell the Second Issued Note to the Purchaser at the Closing is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Purchaser contained herein shall be true and correct in all respects on and as of the Closing Date.

(b) The Purchaser shall have performed all obligations and conditions herein required to be performed or complied with by the Purchaser on or prior to the Closing Date.

(c) No proceeding challenging this Agreement or the Loan Documents, or the transactions contemplated hereby or thereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official or shall be pending against or involving the Purchaser.

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(d) The sale of the Second Issued Note by the Company shall not be prohibited by any law, rule, governmental order or regulation. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or any other Person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

(e) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be satisfactory in form and substance to the Company, and the Company shall have received counterpart originals, or certified or other copies of all documents, including without limitation records of corporate or other proceedings, which it may have reasonably requested in connection therewith.

6. CERTAIN COVENANTS AND AGREEMENTS.

6.1 Events of Default.

(a) “Event of Default,” wherever used herein with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be occasioned by the provisions of this Agreement or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) default in the payment of any interest upon any Note, when such interest becomes due and payable, and continuance of such default for a period of 5 Business Days; or

(ii) default in the payment of the principal (at the Applicable Price) of any Note when it becomes due and payable at its maturity; or

(iii) default in the performance, or breach, of any other covenant in Section 2 with respect to the Note; or

(iv) default in the performance, or breach, of any covenant in Section 6.2 and continuance of such default for a period of 5 days, unless such breach is waived by the Majority Holders; or

(v) default in the performance, or breach, of any covenant, representation or warranty of the Company in this Agreement with respect to the Notes (other than those referred to in subsections (i), (ii), (iii) and (iv) above) and continuance of such default for a period of 30 days, unless such breach is waived by the Majority Holders; or

26	A&R Loan Agreement

(vi) a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed by the Company or under any mortgages, indentures, instruments or other agreements under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of $100,000; or

(vii) judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $200,000 shall be rendered against the Company and shall remain unsatisfied and unstayed for a period of twenty (20) days; or

(viii) the Company, pursuant to or within the meaning of any Bankruptcy Law:

A. commences a voluntary case,

B. consents to the entry of an order for relief against it in an involuntary case,

C. consents to the appointment of a Custodian of it or for all or substantially all of its property, or

D. makes a general assignment for the benefit of its creditors; or

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

A. is for relief against the Company in an involuntary case,

B. appoints a Custodian of the Company or for all or substantially all of the property of the Company, or

C. orders the winding up or liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days.

As used in this Section 6.1(a) only, the term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors and the term “Custodian” means any receiver, agent, assignee, liquidator or other similar official under any Bankruptcy Law.

(b) Acceleration of Maturity; Rescission and Annulment. If an Event of Default occurs and is continuing for 10 days from the date written notice is provided to the Company (other than an Event of Default specified in Section 6.1(a)(i), (ii), (iii), (viii) or (ix)), then and in every such case the Majority Holders may declare the principal and all other amounts

27	A&R Loan Agreement

outstanding pursuant to the Notes to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified in Section 6.1(a)(i), (ii) or (iii) with respect to the Notes at the time outstanding occurs and is continuing for 10 days from the date written notice is provided to the Company, then and in every such case the Holder of any Note (or of any note issued in replacement thereof) may declare the principal of such Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified in Section 6.1(a)(viii) or (ix) occurs, the principal of, and accrued interest on, all the Notes shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable.

At any time after such a declaration by Majority Holders of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained, the Majority Holders, by written notice to the Company, may rescind and annul such declaration and its consequences if:

(i) the Company has paid a sum sufficient to pay:

A. all overdue installments of interest on all the Outstanding Notes,

B. the principal (at the Applicable Price) of any Outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Outstanding Notes,

C. to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the rate or rates borne by or provided for in the Outstanding Notes, and

(ii) all Events of Default with respect to the Notes, other than the nonpayment of the principal (at the Applicable Price) of or interest on the Notes which has become due solely by such declaration of acceleration, have been cured or waived as provided in this Agreement.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(c) Collection of Indebtedness and Suits for Enforcement by the Holders. The Company covenants that if:

(i) there is a default in the payment of any installment of interest on any Notes when such interest becomes due and payable and such default continues for a period of 5 Business Days, or

(ii) there is a default in the payment of the principal (at the Applicable Price) of any Note at its Maturity,

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then the Company will pay, upon demand of the Holder of any such Note, the whole amount then due and payable on such Note for principal (at the Applicable Price), interest and such other amounts due under the Note, with interest upon any overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installments of interest, if any, at the rate or rates borne by or provided for in such Note, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection.

If the Company fails to pay such amounts forthwith upon such demand, the Holder, in its own name, may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Note and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Note, wherever situated.

If an Event of Default with respect to the Notes occurs and is continuing, any Holder may, in its discretion, proceed to protect and enforce its rights by such appropriate judicial proceedings as the Holder shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Agreement or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

(d) Limitation on Suits. No Holder shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Agreement to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Agreement, except in the manner herein provided and for the equal and ratable benefit of all such Holders, and each Holder, by taking possession and title to the Note, expressly agrees to the foregoing.

(e) Unconditional Right of Holders to Receive Principal and Interest. Notwithstanding any other provision in this Agreement, the Holder of any Note shall have the right, which is absolute and unconditional to receive payment of the principal of, and interest on such Note on the respective due dates expressed in this Agreement and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

(f) Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(g) Delay or Omission Not Waiver. No delay or omission of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders.

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(h) Control by Holders. The Majority Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders or exercising any powers conferred on the Holders with respect to the Notes; provided that:

(i) such direction shall not be in conflict with any rule of law or with this Agreement,

(ii) such action shall not be unduly prejudicial to the Holders not joining therein.

(i) Waiver of Past Defaults. The Majority Holders may on behalf of all Holders waive any past Event of Default hereunder with respect to such Note and its consequences, except an Event of Default:

(i) in the payment of the principal (at the Applicable Rate) of or interest on any Note, or

(ii) in respect of a covenant or provision hereof that under this Agreement cannot be modified or amended without the consent of the Holder of each Outstanding Security affected.

Upon any such waiver, such Event of Default shall cease to exist and shall be deemed to have been cured, for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon.

6.2 Consummation of the Transaction.

(a) The Company shall proceed in good faith and use its best efforts to consummate the Transaction (or a similar equity financing), whereby the Company shall raise Transaction Proceeds of not less than $25,000,000, as soon as possible. In any event, the Company shall have consummated the Transaction (or a similar equity financing), whereby the Company shall have raised Transaction Proceeds of not less than $25,000,000, no later than December 15, 2007. To the extent that any provision of any other Loan Document (including, without limitation, the letter dated July 31, 2007, delivered by the Agent to the Company, regarding an extension with respect to the consummation of the Transaction) states that failure to consummate the Transaction on any date before December 15, 2007 shall constitute an Event of Default, such provision is hereby superseded and without further effect.

(b) The Company shall at all times have engaged a nationally recognized investment bank that is actively engaged in marketing the equity securities of the Company and working to consummate the Transaction.

6.3 Waiver of Usury, Stay or Extension Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any

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manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power, but will suffer and permit the execution of every such power as though no such law had been enacted.

6.4 Undertaking for Costs. All parties to this Agreement agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Agreement, the filing by any party litigant in such suit of any undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit having due regard to the merits and good faith of the claims or defenses made by such party litigant.

6.5 Payment of Principal and Interest. The Company covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal (at the Applicable Rate) of and interest on each Note in accordance with the terms of the Notes and this Agreement. At the option of the Company, all payments of principal may be paid by check to the registered Holder of the Note or other person entitled thereto against surrender of such Notes.

6.6 Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of the Company, and its rights (charter and statutory), except to the extent that the Board shall determine that the failure to do so would not have a Material Adverse Effect; provided, however, that the Company shall not be required to preserve any right or franchise if the Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders.

6.7 Payment of Taxes and Other Claims. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all Taxes, assessments and governmental charges levied or imposed upon it or upon the income, profits or property of the Company, and (b) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of the Company and have a Material Adverse Effect; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

6.8 Further Assurances; Additional Collateral. The Company will and will cause its Subsidiaries to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Collateral Agent or the Holder may reasonably require from time to time in order to (i) carry out the purposes of this Agreement or any other Loan Documents, (ii) subject any of the Properties, rights or interests covered by any of the Collateral Documents to the Liens created by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and

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priority of any of the Collateral Documents and the Liens intended to be created thereby and the First Priority nature thereof and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent or the Holders the rights granted or now or hereafter intended to be granted to the Collateral Agent or any Holders under any Loan Document or under any other document executed in connection therewith.

(b) With respect to any Property acquired by the Company or a Subsidiary after the Closing Date as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected First Priority security interest pursuant to the Collateral Documents (other than Property expressly excluded from the Collateral pursuant to the Loan Documents and subject to Section 6.9 with respect to new Subsidiaries and Section 6.10 with respect to newly acquired real property), promptly execute and deliver to the Collateral Agent such amendments to the Collateral Documents or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property and take all other actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in such Property, including, without limitation, the filing of UCC financing statements.

6.9 Execution of Subsidiary Guaranty and Personal Property Collateral Documents After the Closing Date. In the event that any Person becomes a Material Subsidiary of the Company after the date hereof, the Company will (i) promptly notify the Holders and the Agent of that fact, and (ii) except to the extent the Company delivers satisfactory evidence to the Agent that the granting of a Guaranty of the Obligations by such Subsidiary and the granting of a Lien on the Property of such Subsidiary to secure the Obligations (A) would result in a material increase in the tax liability of the Company and its Subsidiaries (based on the amount of pre-tax income at the time of determination) or (B) would be prohibited by Applicable Law, cause such Subsidiary to execute and deliver to the Holders and the Collateral Agent a Subsidiary Guaranty Joinder and a Security Agreement Joinder (to the extent required by the terms of the Security Agreements) and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 5.1(k)) as may be necessary or, in the opinion of the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed Property of such Subsidiary described in the applicable forms of Collateral Documents. In addition, as provided in the Security Agreement, the Company will, or will cause any Subsidiary that owns the Capital Stock of any Person that becomes a Subsidiary of the Company to, execute and deliver to the Collateral Agent a supplement to the Security Agreement and to deliver to Collateral Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

(b) In the event that any Person becomes a Non-U.S. Subsidiary of a U.S. Subsidiary of the Company after the date hereof, the Company will promptly notify the Holders and the Collateral Agent of that fact and, if such Non-U.S. Subsidiary is directly owned by a U.S. Subsidiary of the Company, cause such Non-U.S. Subsidiary to execute and deliver to the Holders and the Collateral Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in Section 5.1(k))

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as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on 66% of the Capital Stock of such Non-U.S. Subsidiary.

(c) In the event that any Person becomes a Material Subsidiary of the Company after the date hereof, the Company will deliver to the Holders and the Collateral Agent, together with such Loan Documents described in this Section 6.9, (i) certified copies of such Subsidiary’s Organizational Documents, together with a good standing certificate from the Secretary of State or equivalent of the jurisdiction of its organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to the Holders and the Collateral Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (A) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (B) the incumbency and signatures of the officers of such Subsidiary executing such Transactional Documents, (iii) an executed supplement to the applicable Security Agreements evidencing the pledge of the Capital Stock of such Subsidiary by the Company or a Subsidiary of the Company that owns such Capital Stock, accompanied by a certificate evidencing such Capital Stock, together with an irrevocable undated stock power duly endorsed in blank and satisfactory in form and substance to the Collateral Agent, and (iv) a favorable opinion of outside counsel to such Subsidiary, from such counsel and in form and substance reasonably satisfactory to the Collateral Agent, as to (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Transactional Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as the Collateral Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to the Collateral Agent.

6.10 Matters Relating to Additional Real Property. From and after the Closing Date, in the event that (i) the Company or any Grantor acquires any Real Property Asset in fee interest or (ii) at the time any Person becomes a Grantor, such Person owns or holds any Real Property Asset in fee interest, in the case of clause (ii) above excluding any such real property the encumbrancing of which requires the consent of any then-existing senior lienholder, where the Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), the Company or such Subsidiary will deliver to the Holders and the Collateral Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary, as the case may be, a fully executed and notarized mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Grantor in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, environmental reports as may be reasonably required by the Collateral Agent.

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(b) From and after the Closing Date, in the event that the Company or any Grantor acquires any Material Leasehold Property or (ii) at the time any Person becomes a Grantor, such Person owns or holds any Material Leasehold Property, in the case of clause (ii) above excluding any such Material Leasehold Property where the Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s agreement to enter into a Landlord Consent, Estoppel and Collateral Access Agreement, the Company or such Grantor will deliver to the Purchaser and the Collateral Agent, as soon as practicable after such Person acquires such Material Leasehold Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed Landlord Consent, Estoppel and Collateral Access Agreement.

6.11 Deposit Accounts, Securities Accounts and Cash Management Systems. The Company shall not establish, and shall cause its Subsidiaries not to establish, any Deposit Account or Security Account other than (i) those described on Schedule 3.27, (ii) Deposit Accounts used solely to fund payroll and payroll taxes and (iii) Deposit Accounts that collectively do not maintain an aggregate balance in excess of $25,000 at any time. In addition, the Company may establish Deposit Accounts or Security Accounts (y) established with a depository bank listed on Schedule 6.11 or another depository bank otherwise reasonably acceptable to the Collateral Agent and (z) as to which the Company shall have delivered to the Collateral Agent within thirty (30) days of the opening of such account a Control Agreement in form and substance reasonably satisfactory to the Collateral Agent. No Grantor shall violate directly or indirectly any bank agency agreement, Control Agreement or lockbox agreement in favor of the Agent (on behalf of the Holders).

6.12 Publicity. Except to the extent required by Applicable Law, neither (a) the Company nor any of its Affiliates nor (b) the Purchaser or any of its Affiliates shall, without the written consent of the other, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. In no event will either (a) the Company, or any of its Affiliates or (b) any Purchaser or any of its Affiliates make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement without consulting with the other party and giving the other party a reasonable opportunity to review and, to the extent such party is specially named in such announcement or press release, approve, the content of such public announcement or press release.

6.13 Required Approvals. As promptly as practicable after the date of this Agreement, the Company shall make, or cause to be made, all filings permitted to be made post-closing with any governmental or administrative agency or any other Person necessary to consummate the transactions contemplated hereby.

6.14 Use of Proceeds. The Company shall keep the Note Sale Proceeds, to the extent the same have not been used, in a Deposit Account. The Note Sale Proceeds may be used for general corporate purposes, including the payment of all expenses incurred in connection with the offering of the Note. At any time that an Event of Default shall not be continuing, the Company may use the Note Sale Proceeds in the ordinary course of business, provided, however, that, during any Monthly Period, the Company may not withdraw the Note Sale Proceeds from the Deposit Account in excess of $1,200,000 plus the Remaining Excess Draw Amount.

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6.15 Expenses. The Company agrees to pay the reasonable and actual fees and expenses of the Holders, including but not limited to the fees and expenses of legal counsel, incurred in connection with any Event of Default hereunder by the Company, any enforcement or collection proceedings brought by the Holders, or any bankruptcy proceeding of the Company, including any fees and expenses of an agent to act on behalf of such Holders who may be appointed at the time of such event.

6.16 Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (including Contingent Obligations other than as provided in Section 6.18 below) that is secured by the assets or properties of the Company and/or its Subsidiaries, except with respect to Permitted Indebtedness.

6.17 Liens and Related Matters. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any Property of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement, mortgage, deed of trust or other similar notice of any Lien with respect to any such Property, income or profits under the UCC or under any similar recording or notice statute, except Permitted Liens.

(b) Neither the Company nor any of its Subsidiaries will enter into any agreement prohibiting the creation or assumption of any Lien upon any of its Properties, whether now owned or hereafter acquired.

(c) The Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance, condition, prohibition or restriction of any kind on the Company’s or such Subsidiary’s right to: (a) incur or repay Indebtedness (whether owing to the Company, any Subsidiary of the Company or otherwise); (b) guarantee the Obligations pursuant to the Subsidiary Guaranty; (c) amend, modify, extend or renew any agreement evidencing Indebtedness; (d) repay any obligations owed to the Company or any Subsidiary; (e) make loans or advances to the Company or any Subsidiary; (f) pay dividends or make any other distributions on any Subsidiary’s Capital Stock owned by the Company or any other Subsidiary of the Company; or (g) transfer any of its Property to the Company or any Subsidiary, in each case except as provided in this Agreement or the other Loan Documents and, in the case of clause (g).

6.18 Contingent Obligations. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(a) Subsidiaries of the Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

(b) the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries; and

35	A&R Loan Agreement

(c) the Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of the Company or any of its Subsidiaries permitted by Section 6.16.

6.19 Disposal of Assets. Other than Permitted Dispositions, the Company shall not, and shall not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise Dispose of any assets of the Company or of its Subsidiaries.

6.20 Name Change. The Company shall not, and shall not permit any of its Subsidiaries to, change the name, organizational identification number, jurisdiction of organization, or organizational identity of the Company or any of its Subsidiaries (or any local equivalent of any of the foregoing); provided, however, that the Company or any of its Subsidiaries may change its name or jurisdiction of organization upon at least 30 days prior written notice by the Company to Agent of such change and so long as, at the time of such written notification, the Company or such Subsidiary provides any financing statements or other perfection documents necessary to perfect and continue perfection of Agent’s Liens.

6.21 Nature of Business. The Company shall not, and shall not permit any of its Subsidiaries to, change the principal nature of such Person’s business.

6.22 Restriction of Fundamental Changes. The Company shall not, and shall not permit any of its Subsidiaries to, materially alter the organizational, capital or legal structure of the Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise Dispose of, in one transaction or a series of transactions, all or any part of its business or Property (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter, except:

(a) any Subsidiary of the Company may be merged with or into the Company or any Wholly-Owned Subsidiary that is a Grantor, or be liquidated, wound up or dissolved, or all or any part of its business or Property may be conveyed, sold, leased, transferred or otherwise Disposed of, in one transaction or a series of transactions, to the Company or any Wholly-Owned Subsidiary that is a Grantor; provided that, in the case of such a merger, the Company or such Wholly-Owned Subsidiary that is a Grantor, respectively, shall be the continuing or surviving Person;

(b) the Company and its Subsidiaries may make Permitted Dispositions;

(c) in order to resolve disputes that occur in the ordinary course of business, the Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable; and

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(d) any Person may be merged with or into the Company if the acquisition of the Capital Stock of such Person by the Company would have been permitted pursuant to Sections 6.16, 6.17 and 6.18; provided that (i) the Company shall be the continuing or surviving Person, and (ii) no Default or Event of Default shall have occurred or be continuing after giving effect thereto.

6.23 Change of Control. The Company shall not cause, permit, or suffer, directly or indirectly, any Change of Control.

6.24 Distributions. The Company shall not make any distribution or declare or pay any dividends on, or purchase, acquire, redeem, or retire any of any Capital Stock of the Company or any of its Subsidiaries, of any class, whether now or hereafter outstanding, except that a Subsidiary Guarantor may make may make a cash distribution, capital contribution or declare or make dividend payments to the Company.

6.25 Investments. Except for Permitted Investments, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment, or incur any liabilities (including Contingent Obligations) for or in connection with any Investment; provided, however, that no Grantor shall have Permitted Investments in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $25,000 at any time unless such Person, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments.

6.26 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, on terms that are less favorable to the Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not an Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between the Company and any of its Wholly-Owned Subsidiaries or between any of its Wholly-Owned Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of the Company and its Subsidiaries, (iii) transactions between the Company or a Subsidiary, on the one hand, and Lampe, Conway & Co. LLC or its Affiliates, on the other hand, provided, further that, other than as permitted pursuant to clause (ii) above, in no event will the Company or any of its Subsidiaries pay, at any time, any fees (whether in the form of cash, equity incentives or otherwise) to any Affiliates for management, consulting or similar services.

6.27 Wholly-Owned Subsidiaries. Neither the Company nor any Subsidiary of the Company will own, form or acquire any Subsidiary other than Subsidiaries that are Wholly-Owned Subsidiaries of the Company.

6.28 Post-Closing Covenants. The Company will satisfy the post-closing covenants set forth on Schedule 6.28 within the time periods set forth therein.

6.29 Assets of DayStar Solar. In the event that the aggregate assets of DayStar Solar shall increase to a value of $50,000 or more, the Company shall, within ten Business Days,

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deliver to Agent (or cause to be delivered to Agent) a customary legal opinion, in a form and from a Person reasonably acceptable to Agent, stating that Agent’s Liens on the Collateral owned by DayStar Solar are perfected.

7. INDEMNIFICATION.

7.1 By the Company. The Company agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (collectively, the “Purchaser Indemnitees”, each a “Purchaser Indemnitee”) to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and reasonable fees, disbursements and other charges of counsel) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any other Loan Document.

7.2 Claims. All claims for indemnification by a Purchaser Indemnitee pursuant to this Section 7 shall be made as follows:

(a) If a Purchaser Indemnitee has incurred or suffered Losses for which it is entitled to indemnification under this Section 7, then the Purchaser Indemnitee shall give prompt written notice of such claim (a “Claim Notice”) to the Company. Each Claim Notice shall state the amount of claimed Losses (the “Claimed Amount”), if known, and the basis for such claim.

(b) Within 30 days after delivery of a Claim Notice, the Company (the “Indemnifying Party”) shall provide to the Purchaser Indemnitee (the “Indemnified Party”), a written response (the “Response Notice”) in which the Indemnifying Party shall: (i) agree that all of the Claimed Amount is owed to the Indemnified Party, (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party, or (iii) contest that any of the Claimed Amount is owed to the Indemnified Party. The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Indemnified Party is entitled to indemnification under this Section 7. If no Response Notice is delivered by the Indemnifying Party within such 30-day period, then the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnified Party.

(c) If the Indemnifying Party in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the Indemnified Party, then the Indemnifying Party shall owe to the Indemnified Party an amount equal to the Claimed Amount to be paid in the manner set forth in this Section 7. If the Indemnifying Party in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party, then the Indemnifying Party shall owe to the Indemnified Party an amount equal to the agreed amount set forth in such Response Notice to be paid in the manner set forth in this Section 7. The parties agree that the foregoing shall not be deemed to provide that the Indemnifying Party is entitled to make a binding determination regarding any disputed amounts owed to an Indemnified Party, unless such Indemnified Party accepts and agrees to such determination, and both the Indemnified Party and Indemnifying Party shall retain all rights and remedies available to such party hereunder.

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(d) No delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any actual prejudice caused by or arising out of such delay.

7.3 Payment of Claims. An Indemnifying Party shall make payment of any portion of any Claimed Amount that such Indemnifying Party has agreed in a Response Notice that it owes to an Indemnified Party, or that such Indemnifying Party is deemed to have agreed it owes to such Indemnifying Party, said payment to be made within thirty (30) days after such Response Notice is delivered by such Indemnifying Party or should have been delivered by such Indemnifying Party, as the case may be.

7.4 Non-Exclusivity. The parties hereby acknowledge and agree that in addition to remedies of the parties hereto in respect of any and all claims relating to any breach or purported breach of any representation, warranty, covenant or agreement that is contained in this Agreement pursuant to the indemnification provisions of this Section 7, all parties shall always retain the right to pursue and obtain injunctive relief in addition to any other rights or remedies hereunder.

8. AGENT.

8.1 Appointment. The Purchaser hereby appoints Agent as the agent and collateral agent for the Holders hereunder and under the other Loan Documents, and authorizes Agent to take such actions on behalf of the Holders and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, without limitation, the right of Agent to sign, file or authorize the filing of, and otherwise perform each act necessary in connection with, the release of any lien as a result of any permitted sale, lease, transfer or disposal of assets in accordance with the Loan Documents. Any reference herein to Agent shall include Agent in its capacity as agent and/or collateral agent, as context requires, hereunder and in any Loan Document. The Purchaser does hereby make, constitute and appoint Agent as the true and lawful attorney-in-fact of each Holder with full powers of substitution and resubstitution for each Holder, and in its name, place and stead, in any and all capacities, to execute for such Holder and on its behalf any document or agreement for which Agent is empowered to act on behalf of such Holder under this Article VIII, granting to Agent full power and authority to do and to perform each act requisite and necessary to be done, as fully to all intents and purposes as such Holder could do in person, provided that such power shall be granted only to the extent necessary to undertake the actions permitted to be done or taken by Agent under this Article VIII and the Loan Documents. The Purchaser hereby authorizes the Agent to take such action on behalf of each Holder under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental hereto and thereto. Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or affiliates. The Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a

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fiduciary relationship in respect of any Holder or the Company, and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. The Purchaser hereby accepts the pledges, mortgages and fiduciary assignments created for its benefit under the Security Agreement and empowers Agent to enter into such agreements and act as collateral agent on behalf of and for the benefit of each Holder. The provisions of this Article VIII are solely for the benefit of Agent and each Holder, and neither the Company nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of the Holders and Agent shall not assume and shall not be deemed to have assumed any fiduciary relationship or other obligation or relationship of agency or trust with the Company or any of its Subsidiaries.

8.2 Rights of Agent. To the extent that the Person serving as Agent hereunder is also a Holder, such Person shall have the same rights and powers in its capacity as a Holder as any other Holder and may exercise the same as though it were not Agent, and such Person and its affiliates may provide debt financing, equity capital or other services (including financial advisory services) to, the Company or any of its Subsidiaries (or any Person engaged in similar business with the Company or any of its Subsidiaries thereof) as if such Person was not performing the duties specified herein, and may accept fees and other consideration from the Company or any of its Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to the Holders.

8.3 Administration of Collateral. Agent shall administer the Collateral and any Lien thereon for the benefit of the Holders in the manner provided herein and in the Security Agreement and in any other related Loan Documents; provided, however, that in the event of conflict between the provisions relating to administration of Collateral included in this Agreement and those included in the Security Agreement, the latter shall prevail. Agent shall exercise such rights and remedies with respect to the Collateral as are granted to it hereunder and as Collateral Agent under the Security Agreement and related documents and applicable law and as shall be directed by the Majority Holders. Upon payment in full of all Obligations under the Loan Documents, Agent and its affiliates shall promptly release any and all Liens, Collateral and other security arrangements entered into in connection with this Agreement, the Loan Documents and the transactions contemplated hereby and thereby.

8.4 Duties of Agent. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise in writing by the Majority Holders, and (c) except as expressly set forth herein and in the other Loan Documents, Agent shall not have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the entity serving as Agent or any of its affiliates in any capacity. Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Holders or in the absence of its own gross

40	A&R Loan Agreement

negligence or willful misconduct. Agent shall not be deemed to have knowledge of any Event of Default unless and until notice thereof is given to Agent by the Company or a Holder, and Agent shall not be responsible for or have any duty to ascertain or inquire into (v) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (w) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (x) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (y) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (z) the satisfaction of any condition set forth herein or therein, other than to confirm receipt of items expressly required to be delivered to Agent. In the event that Agent receives such a notice, such agent shall give prompt notice thereof to the other Holders and the Company (if received from a Holder) or to the Holders (if received from the Company).

8.5 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel (who may be counsel for a Holder, the Company or any Subsidiary thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.6 Appointment of Sub-Agents. Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agents may perform any and all its duties and exercise its rights and powers through their respective affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agents and to the affiliates of Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

8.7 Resignation of Agents. Agent may resign (in its capacity as agent, collateral agent, or both) at any time by notifying the Holders and the Company. Upon any such resignation, the Majority Holders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Majority Holders and shall have accepted such appointment within 30 days after the retiring the agent gives notice of its resignation, then the retiring agent may, upon not less than ten days’ notice, on behalf of the Holders, appoint a successor agent or collateral agent, as the case may be, or confer all the rights of the agent on the Majority Holders. Upon the acceptance of its appointment as the agent or collateral agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) agent and the retiring agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor agent or collateral agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent’s resignation hereunder, the provisions of this Section shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

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8.8 Holder Non-Reliance. Independently and without reliance upon Agent, each Holder, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making of the loan hereunder and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Company and its Subsidiaries and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on continuing basis, to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the making of the loans hereunder or at any time or times thereafter. Agent shall not be responsible to any Holder for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of the Company or any of its Subsidiary or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of the Company or any subsidiary or the existence or possible existence of any Event of Default.

8.9 Indemnification. To the extent Agent is not reimbursed and indemnified by the Company or other Grantor, the Holders shall reimburse and indemnify Agent in proportion to their respective “percentage” as used in determining the Majority Holders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including fees and disbursements of any counsel or financial advisor engaged by Agent) which may be imposed on, asserted against or incurred by Agent in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided, however, that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such agent’s gross negligence or willful misconduct. If the indemnity furnished to Agent by any Holder for any purpose shall, in the opinion of Agent be insufficient or become impaired, Agent may call for additional indemnity from such Holder (but not any other Holder) and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 8.9 shall survive the payment of all Obligations.

8.10 Holders. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

8.11 Action by Agent. Agent may take any action on behalf of the Majority Holders that has been approved by the Majority Holders and any action that has otherwise been specified herein or in any of the other Loan Documents. For the avoidance of doubt, but subject to Sections 9.7 and 9.11, Agent may, with the prior consent of the Majority Holders (but not otherwise) consent to any amendment, restatement, supplement, waiver or other modification under any of the Loan Documents.

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9. MISCELLANEOUS PROVISIONS.

9.1 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

9.2 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

9.3 Notices.

(a) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be given in writing and shall be deemed given if sent by certified or registered mail (return receipt requested), overnight courier or telecopy (with confirmation of receipt), or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 9.3 if sent with return receipt requested to the electronic mail address specified by the receiving party either in this Section 9.3 or on Exhibit A hereto. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.

(b) All correspondence to the Company shall be addressed as follows:

DayStar Technologies, Inc.

13 Corporate Drive

Halfmoon, NY 12065

Attention: Stephan DeLuca, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: Stephen T. Adams

Fax: (617) 523-1231

(c) All correspondence to the Purchaser shall be addressed pursuant to the contact information set forth on Exhibit A attached hereto.

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(d) All correspondence to the Agent shall be addressed as follows:

Lampe, Conway & Co., LLC

680 Fifth Avenue, Suite 1202

New York, NY 10019

Attention: Steve Lampe

Facsimile: (212) 581-8999

Lampe@lampeconway.com

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy, LLP

601 S. Figueroa St.

30th Floor

Los Angeles, CA 90017

Attention: Melainie Mansfield

Facsimile: (213) 892-4711

(e) Any entity may change the address to which correspondence to it is to be addressed by notification as provided for herein.

9.4 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

9.5 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

9.6 CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL

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COURTS LOCATED IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE COMPANY, THE PURCHASER AND THE AGENT EACH WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.6(b).

(c) THE COMPANY, THE PURCHASER AND THE AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COMPANY, THE PURCHASER AND THE AGENT EACH REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.7 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.8 Assignment. The rights and obligations of any party hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of such party. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Majority Holders. The Purchaser and any other Holder may assign or transfer any or all of its rights under this Agreement to any Person provided that such assignee or transferee agrees in writing to be bound, with respect to the transferred Notes, by the provisions hereof that apply to such assigning or transferring Purchaser or Holder; whereupon such assignee or transferee (a “Transferee”) shall be deemed to be a “Purchaser” and a “Holder” for all purposes of this Agreement.

9.9 Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of time equal to the time for which indemnification may be sought hereunder, without regard to any investigation made by any party. The respective covenants and agreements agreed to by a party hereto shall survive the Closing Date and the consummation of the transactions contemplated herein in accordance with their respective terms and conditions.

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9.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.

9.11 Amendments. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provisions of this Agreement shall be effective only if made or given in writing and signed by the Company and the Majority Holders; provided that any amendment, supplement, modification or waiver that is materially and disproportionately adverse to any particular Holder (as compared to all Holders as a group) shall require the consent of the Holder.

9.12 Reaffirmation of the Loan Documents.

(a) References to the Loan Agreement. On and after the date hereof, each reference in the Loan Documents to the “Loan Agreement” shall be deemed to be a reference to this Agreement.

(b) Obligations Under Other Loan Documents. Each Grantor hereby acknowledges and reaffirms all of its obligations and duties under the other Loan Documents.

(c) Security for Obligations. Each Grantor hereby (x) acknowledges and reaffirms that the Collateral Agent has and shall continue to have valid, secured, Liens in the Collateral, as set forth in the Loan Documents securing all of the Notes and (y) acknowledges and confirms that on and after the date hereof, as a result of the issuance of the Second Issued Notes, “Obligations” and “Secured Obligations” as those terms are defined in the Loan Documents shall include, without limitation, all obligations under the Second Issued Notes.

(d) Guaranty of Obligations. Each Grantor hereby (x) acknowledges and reaffirms all of its obligations and duties under the Subsidiary Guaranty and (y) acknowledges and confirms that on and after the date hereof, as a result of the issuance of the Second Issued Notes, “Guaranteed Obligations” as that term is defined in the Loan Documents shall include, without limitation, all obligations under the Second Issued Notes.

9.13 No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person (including, without limitation, any stockholder or debt holder of the Company) other than the parties hereto; provided, that each of the Purchaser Indemnitees that are not Purchaser are entitled to all rights and benefits as third party beneficiaries of Section 7 of this Agreement.

9.14 Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions

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contemplated hereby and the Company acknowledges that the Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.

9.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the day and year first above written.

DAYSTAR TECHNOLOGIES, INC.

By:	/s/ Stephen J. DeLuca
Name:	Stephen J. DeLuca
Title:	Chief Executive Officer

DAYSTAR SOLAR, LLC

By:	/s/ Stephen J. DeLuca
Name:	Stephen J. DeLuca
Title:	Manager

PURCHASER:

LC CAPITAL MASTER FUND, LTD.

By:	/s/ Richard F. Conway
Name:	Richard F. Conway
Title:	Director

AGENT:

LAMPE, CONWAY & CO., LLC

By:	/s/ Richard F. Conway
Name:	Richard F. Conway
Title:	Managing Director

EXHIBIT A

SCHEDULE OF PURCHASERS

Investor	Aggregate Principal Amount of Second Issued Notes Purchased
LC Capital Master Fund, Ltd. Lampe, Conway & Co. LLC 680 Fifth Avenue, Suite 1202 New York, NY 10019 Attention: Steve Lampe Facsimile: (212) 581-8999 Lampe@lampeconway.com	$5,000,000.00

TOTAL	$5,000,000.00

A-1	A&R Loan Agreement